Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President - Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE ANNOUNCES FIRST-QUARTER RESULTS

Lowers 2008 Earnings Guidance to Range of $1.85 to $1.90 per Diluted Share

due to Fuel and Other Economic Concerns

THOMASVILLE, N.C. – (April 22, 2008) – Old Dominion Freight Line, Inc. (Nasdaq: ODFL) today announced financial results for the first quarter ended March 31, 2008. Revenue increased 15.1% for the quarter to $368.2 million from $319.9 million for the first quarter of 2007. Net income for the first quarter of 2008 was $10.4 million, or $0.28 per diluted share, compared with $13.6 million, or $0.36 per diluted share, for the first quarter of 2007. Old Dominion’s operating ratio for the latest quarter was 94.3% compared with 92.2% for the first quarter last year.

Earl Congdon, Executive Chairman of Old Dominion, said, “Old Dominion’s operations performed relatively well in a challenging environment for the first quarter of 2008, with increased revenue and tonnage coming in slightly below our expectations. Our operating results were masked, however, by the significant increase in fuel costs for the quarter, a competitive pricing environment and costs associated with severe weather that affected parts of the United States throughout the first quarter.

“Our revenue growth reflected an 8.3% increase in tonnage on a comparable-quarter basis consisting of a 2.6% increase in weight per shipment and 5.6% increase in the number of shipments. Revenue per hundredweight, excluding fuel surcharges, increased 0.8% during the quarter despite the negative effect on this metric from both the increase in weight per shipment and 1.4% decline in length of haul. The increase in revenue per shipment, achieved in a highly competitive pricing environment, demonstrates both our commitment to sustaining our revenue yield and the continuing value we provide our customers. Revenue per hundredweight, including fuel surcharges, increased 6.4% for the quarter. While our fuel surcharges partially offset the significant rise in fuel costs during the quarter, the impact of rising fuel costs contributed to the increase in our operating ratio.

“During the first quarter, we continued to execute our geographic expansion strategy through the acquisition and integration of Bob’s Pickup & Delivery. We added the 12 service centers that Bob’s operated in Montana to our existing service center network, which allowed us to initiate direct, full-state service to Montana. As a result, we now provide full-state coverage in 39 states and direct service to all 48 states in the continental U.S. At the end of the first quarter, we operated a total of 204 service centers compared with 184 service centers at the end of the first quarter of 2007.

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500 Old Dominion Way • Thomasville, North Carolina 27360 • (336) 889-5000

www.odfl.com

ODFL Reports First-Quarter Earnings

April 22, 2008

“We are confident in our ability to continue gaining market share within our existing service center network and through the opening of new service centers. Old Dominion is strongly positioned to meet increasing demand for comprehensive transportation solutions with high quality customer service, transparent execution, rapid transit times and broad geographic coverage. We are also unique in our ability to deliver these solutions on a regional, national and international basis through one fully integrated non-union company.

“Even with these strengths, we remain cautious in our earnings outlook for the remainder of 2008 due to a challenging economic environment and ongoing pricing pressure experienced through the first quarter. As a result, we have today established a new range of $1.85 to $1.90 as guidance for 2008 earnings per diluted share compared with the previous range of $2.00 to $2.05.”

Mr. Congdon concluded, “We expect Old Dominion to continue to outperform the LTL industry averages in terms of revenue and tonnage growth and operating ratio. We will continue to leverage our management team’s experience to address the challenges presented by the current economic and industry environment. As always, we will continue to provide our customers with outstanding service, while steadily building the infrastructure and enhancing the products and services that will ensure our continued market leadership in the years ahead.”

Old Dominion will hold a conference call to discuss this release tomorrow, April 23, 2008, at 10:00 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com or by going to www.InvestorCalendar.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these websites shortly after the call through May 23, 2008. A telephonic replay will also be available through April 30, 2008 at (719) 457-0820, Confirmation Number 4518403.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the Company’s ability to complete and successfully integrate acquired businesses and assets and produce the anticipated benefits from such transactions; (2) the competitive environment with respect to industry capacity and pricing, including with respect to fuel surcharges; (3) the negative impact of any unionization of the Company’s employees; (4) the challenges associated with executing the Company’s growth strategy; (5) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (6) the availability and cost of fuel; (7) difficulty in attracting or retaining qualified drivers; (8) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health and the cost of insurance coverage above retention levels; (9) the Company’s significant ongoing cash requirements; (10) the availability and cost of new equipment; (11) the costs of compliance with, or liability for violation of, existing or future governmental regulation; (12) seasonal trends in the industry, including the possibility of harsh weather conditions; (13) the Company’s dependence on key employees; (14) changes in the Company’s goals and

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ODFL Reports First-Quarter Earnings

April 22, 2008

strategies, which are subject to change at any time at the discretion of the Company; and (15) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among six regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD-Technology, the Company offers an array of innovative products and services that provide direct service to 48 states within the Southeast, Gulf Coast, Northeast, Midwest, Central and West regions of the country, including 39 states within which it provides full-state coverage. In addition to domestic less-than-truckload services, the Company offers assembly and distribution services as well as container delivery services to and from all of North America, Central America, South America and the Far East. The Company also offers a broad range of expedited and logistical services for both our domestic and global markets.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended March 31,		% Chg.
	2008	2007
Revenue from operations	$368,174	$319,942	15.1%
Operating income	$20,846	$25,044	(16.8)%
Operating ratio	94.3%	92.2%
Net income	$10,389	$13,571	(23.4)%
Basic and diluted earnings per share	$0.28	$0.36	(22.2)%
Basic and diluted weighted average shares outstanding	37,285	37,285	0.0%

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ODFL Reports First-Quarter Earnings

April 22, 2008

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations

(In thousands, except per share amounts)

	First Quarter
	2008		2007		% Chg.
Revenue	$368,174	100.0%	$319,942	100.0%	15.1%

Operating expenses:
Salaries, wages & benefits	201,525	54.7%	176,255	55.1%	14.3%
Operating supplies & expenses	73,567	20.0%	49,490	15.5%	48.7%
General supplies & expenses	11,195	3.0%	9,299	2.9%	20.4%
Operating taxes & licenses	13,348	3.6%	12,221	3.8%	9.2%
Insurance & claims	8,103	2.2%	11,112	3.5%	(27.1)%
Communications & utilities	3,907	1.1%	3,882	1.2%	0.6%
Depreciation & amortization	21,169	5.7%	18,432	5.8%	14.8%
Purchased transportation	10,557	2.9%	9,792	3.1%	7.8%
Building and office equipment rents	3,591	1.0%	2,717	0.8%	32.2%
Miscellaneous expenses, net	366	0.1%	1,698	0.5%	(78.4)%

Total operating expenses	347,328	94.3%	294,898	92.2%	17.8%

Operating income	20,846	5.7%	25,044	7.8%	(16.8)%

Other deductions:
Interest expense, net	3,143	0.9%	3,023	0.9%	4.0%
Other expense, net	672	0.2%	251	0.1%	167.7%

Income before income taxes	17,031	4.6%	21,770	6.8%	(21.8)%

Provision for income taxes	6,642	1.8%	8,199	2.6%	(19.0)%

Net income	$10,389	2.8%	$13,571	4.2%	(23.4)%

Earnings per share:

Basic and diluted	$0.28		$0.36		(22.2)%

Weighted average outstanding shares:

Basic and diluted	37,285		37,285		0.0%

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ODFL Reports First-Quarter Earnings

April 22, 2008

OLD DOMINION FREIGHT LINE, INC.

	First Quarter
Operating Statistics	2008	2007	% Chg.
( * In thousands)
Operating ratio	94.3%	92.2%	2.3%
Intercity miles *	81,769	74,978	9.1%
Total tons *	1,345	1,242	8.3%
Total shipments *	1,711	1,620	5.6%
Revenue per intercity mile	$4.50	$4.27	5.4%
Rev/cwt ‡	$13.78	$12.95	6.4%
Rev/cwt excluding fuel surcharges ‡	$11.65	$11.56	0.8%
Rev/shp ‡	$216.65	$198.53	9.1%
Rev/shp excluding fuel surcharges ‡	$183.20	$177.31	3.3%
Weight per shipment	1,573	1,533	2.6%
Average length of haul	931	944	(1.4)%

* -	In thousands
‡ -	For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company's revenue recognition policy.

Balance Sheets	March 31, 2008	December 31, 2007
(In thousands)
Current assets	$238,504	$216,277
Net property and equipment	725,358	721,450
Other assets	43,870	43,321

Total assets	$1,007,732	$981,048

Current maturities of long-term debt	$16,428	$12,193
Other current liabilities	129,731	115,530

Total current liabilities	146,159	127,723
Long-term debt	240,659	251,561
Other non-current liabilities	121,073	112,312

Total liabilities	507,891	491,596
Equity	499,841	489,452

Total liabilities & equity	$1,007,732	$981,048

Notes:	Financial and operating data are unaudited
LTL is less than 10,000 lbs.

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